FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Greg Chodaczek / Lynn Lewis Phone: 646-924-1769 investors@cryolife.com

CryoLife Provides Business Update in Response to COVID-19 Pandemic

ATLANTA, GA – (April 1, 2020) – CryoLife, Inc. (NYSE: CRY),  a leading cardiac and vascular surgery company focused on aortic disease, announced today it has taken multiple steps to focus on the health and welfare of its employees, patients, and customers.

“We remain fully committed to supporting our employees while maintaining the demand and support for our products for customers and patients worldwide,” commented Pat Mackin, Chairman, President, and Chief Executive Officer.  “While the full short term impact on us of the pandemic is not known, we believe we are well positioned for the long term given that we have broad geographic and product diversification as we sell into over 100 countries.  In addition, the conditions our products treat are progressive in nature and eventually must be addressed.  For example, in the United States, CMS has identified four categories of procedures that should not be postponed during the coronavirus crisis, two of which are treated by CryoLife’s product portfolio.  Finally, we have a strong leadership team and we have acted quickly to protect our employees, minimize business disruption and create additional financial flexibility to serve the institutions and caregivers that depend on our products and technical support.”

During March 2020, CryoLife implemented several initiatives in response to the potential impact of COVID-19 on its operations.  These are:

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Health and Safety: To reduce the risk to CryoLife’s employees and their families to potential exposure to COVID-19, CryoLife has required that all employees, with the exception of those related to manufacturing, order fulfillment and select others, to work from home.  CryoLife has also restricted non-essential business travel, and urged employees to restrict personal travel, to protect the health and safety of its employees, patients and customers.

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Continuing to manufacture and support patients: Currently, pursuant to its designation as an essential business under federal guidelines, CryoLife is operating all three of its manufacturing sites at near full production and its materials supply chain is enabling the Company to supply its customers.  Specific protocols have been designed and implemented in order to minimize contact among employees working on site.

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Operating Expenses: At least until the Company has more clarity on the full impact of COVID-19 on its business, which the Company currently believes will depend in part on the duration and variable geographic spread of COVID-19 and on government mandates to address the pandemic, CryoLife has taken pre-emptive steps to curtail spending, including implementing hiring restrictions, deferring management merit increases, reducing most discretionary spending, reducing capital expenditures, and delaying certain R&D and clinical research projects that are not expected to generate revenues before 2023 but continuing to pursue those that will.

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Working Capital: On March 26, 2020, CryoLife borrowed the entire available amount under its $30 million revolving credit facility as a precautionary measure to increase cash and maintain maximum financial flexibility during the current uncertainty in global markets resulting from the COVID-19 pandemic.  As of March 31, 2020 CryoLife has over $60 million in cash and cash equivalents.  Terms of CryoLife’s credit facility are described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2017.

Update to Financial Guidance

CryoLife expects first quarter 2020 revenues to be approximately $65.5 million compared to first quarter 2020 revenue guidance of $67 million to $69 million.  Due to the continued uncertainties from the impact of COVID-19, CryoLife is withdrawing its previously announced first quarter and full year 2020 financial guidance which was issued on February 13, 2020.  CryoLife plans to provide additional information during its earnings call regarding first quarter results.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair.  CryoLife markets and sells products in more than 100 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include the unknown current short term impact on us of the pandemic; our beliefs that we are well-positioned for the long term given that we have broad geographic and product diversification as we sell into over 100 countries, the conditions our products treat are progressive in nature and eventually must be addressed, two categories of CMS’s “do not postpone procedures” are treated by CryoLife’s product portfolio; and that we have a strong leadership team that has acted quickly to protect our employees, minimize business disruption and create additional financial flexibility to serve the institutions and caregivers that depend on our products and technical support.  They also include our planned hiring restrictions, deferral of management merit increases, reduction to most discretionary spending and to capital expenditures, and our delay of certain R&D and clinical research projects that are not expected to generate revenue before 2023 but the continued pursuit of those that will; our expectation that first quarter 2020 revenues will be approximately $65.5 million; and our plans to provide additional information during the Company’s earnings call regarding the first quarter 2020 results.  These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including the effects of COVID—19 and government mandates implemented to address the pandemic.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for year ended December 31, 2019.  CryoLife does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.